Exhibit 99.1

 FOR IMMEDIATE RELEASE

Silicon Storage Technology, Inc.

News Release

 For More Information Contact:

Leslie Green
Stapleton Communications Inc.
(650) 470-0200

Jeffrey L. Garon
Vice President & Chief Financial Officer
Silicon Strorage Technology, Inc.
jgaron@sst.com
(408) 735-9110

FOR IMMEDIATE RELEASE

SST Reports First Quarter 2003 Financial Results

SUNNYVALE, Calif., April 23, 2003 -- SST (Silicon Storage Technology, Inc.) (Nasdaq: SSTI), a leader in flash memory technology, today announced results for the first quarter ended March 31, 2003.

Net revenues for the first quarter were $61.7 million, compared with $62.8 million in the fourth quarter and with $74.6 million in the first quarter a year ago.

Net loss for the first quarter was $10.7 million, or a loss of $0.11 per share, based on approximately 94.2 million shares outstanding. This compares with a net loss of $7.7 million, or a loss of $0.08 per share, based on approximately 93.2 million shares outstanding in the fourth quarter of 2002, and with a net income of $1.6 million, or $0.02 per share, based on approximately 97.0 million diluted shares outstanding for the first quarter of 2002.

SST finished the first quarter with $205.0 million in cash, cash equivalents and marketable securities, up by $17.3 from $187.7 million in the fourth quarter of 2002. Days sales outstanding were 46 days compared with 54 days in the fourth quarter of 2002 and net inventories stood at $68.6 million, down approximately $14.4 million from $83.0 million in the fourth quarter of 2002.

"Considering the continued difficult market environment, we are pleased to report that our unit shipments increased for the third consecutive quarter," said Bing Yeh, president and CEO. "Our unit shipments increased in all of the four major segments of our business: digital consumer, Internet computing, networking and wireless communications.

"Despite the increased unit shipments, our revenues in the first quarter were slightly lower than the prior quarter due to continued price erosion across all densities. The severe price erosion experienced during the first quarter has been the worst since the fourth quarter of 2001. We do not believe that this rate of price erosion is sustainable. Therefore, we continue to expect that the pricing environment will improve in the second half of 2003 resulting in less of a constraint to our revenues and our gross margin.

"Our licensing strategy continues to produce favorable results. Licensing revenues grew by 29 percent over the fourth quarter. We expect our 2003 royalty revenue to show continued growth over 2002 of between 3 percent and 6 percent from our licensees, including Motorola, NEC, Sanyo, Samsung, TSMC and Winbond.

"In terms of product development, we were very proud to announce in February the first device in SST's 0.18-micron self-aligned SuperFlash technology platform - a 32 Mbit product for our Multi-Purpose Flash (MPF) family. This new product features a typical chip erase performance of 1,000 times faster than competing 32 Mbit flash alternatives and the industry's smallest TFBGA package for 32 Mbit NOR flash.

"Recently, we also expanded our successful MPF product family to include new 1.8 Volt devices that target the space, and power-constrained Bluetooth module and other wireless applications. These products utilize a lower voltage and therefore, reduce power consumption and extend battery life. We believe that these products represent the best flash memory solution in the industry for these markets.

"On the technology front, we have begun production of our first 0.25-micron self-aligned process, a technology based on our second generation SuperFlash cell. The production start of our 0.18-micron self-aligned process is expected to occur in the third quarter. We expect the self-aligned SuperFlash technology will extend our advantages in die size, performance and reliability to higher density flash memory products.

"We continue to expect that the slow recovery from the current industry downturn will impact our selling prices during the second quarter. However, as we continue the transition to 0.25-micron and 0.18-micron technology, we expect to enjoy further benefits in cost-reduction. This technology advancement, coupled with our successful licensing model and growing presence in important emerging geographic markets we believe will position us well when the economy resumes growth."

Second Quarter 2003 Outlook

Due to the continued weak demand environment and economic uncertainty exacerbated by the outbreak of SARS, the company believes that the industry's full recovery may be further pushed out. Therefore for the second quarter of 2003, the company expects revenues to be in the range of up 5 percent to down 5 percent from the first quarter of 2003. The company expects gross margins to be between 17 percent and 20 percent. The company's tax rate is expected to remain at 0 percent. This is due to the company's expected implementation of its international tax structure during 2003. Loss per share is expected to be between $0.08 and $0.12.

Conference Call

SST's quarterly conference call will be held today, April 23rd at 1:30 p.m. PT. Those wishing to participate in the conference should dial (888) 273-9885 using the pass code "SST" at approximately 1:20 p.m. PT. A replay of the call will be available for two weeks by dialing (800) 475-6701 using the access code 681323. A webcast of the conference call will be available on www.sst.com and on www.opencompany.info. Both webcasts will be available until the next earnings conference call.

About SuperFlash Technology
SST's SuperFlash technology is a NOR type, split-gate cell architecture which uses a reliable thick-oxide process with fewer manufacturing steps resulting in a low-cost, nonvolatile memory solution with excellent data retention and higher reliability.  The split-gate NOR SuperFlash architecture facilitates a simple and flexible design suitable for high performance, high reliability, small or medium sector size, in- or off-system programming and a variety of densities, all in a single CMOS-compatible technology.

About Silicon Storage Technology, Inc.
Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of nonvolatile memory solutions, based on proprietary, patented SuperFlash technology, for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets.  SST's product families include various densities of high functionality flash memory components, flash mass storage products and flash microcontrollers.  SST also offers its SuperFlash technology for embedded applications through its world-class manufacturing partners and technology licensees including Grace Semiconductor Manufacturing Corporation (GSMC), IBM, Motorola, National Semiconductor, NEC Corporation, Oki Electric Industry Co. Ltd., Samsung Electronics Co. Ltd., SANYO Electric Co., Ltd., Seiko Epson Corp., Shanghai Hua Hong NEC Electronics Co., Ltd., Taiwan Semiconductor Manufacturing Co. Ltd. (TSMC), Vanguard International Semiconductor Corporation and Winbond Electronics Corp.  TSMC offers embedded SuperFlash under its trademark Emb-FLASH.  Further information on SST can be found on the company's Web site at http://www.sst.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements regarding flash memory market conditions, the company's future financial performance, the performance of new products and the company's ability to bring new products to market that involve risks and uncertainties. These risks may include timely development, acceptance and pricing of new products, the terms and conditions associated with licensees' royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect the company's customers, as well as other risks detailed from time to time in the company's SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on March 21, 2003.

For more information about SST and the company's comprehensive list of product offerings, please call 1-888/SST-CHIP. Information can also be requested via email to sfoster@sst.com or through SST's Web site at http://www.sst.com. SST's head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. Emb-FLASH is a trademark of TSMC. All other trademarks or registered trademarks are the property of their respective holders.

-FINANCIAL TABLES TO FOLLOW-

SILICON STORAGE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

                                                                       Three Months Ended
                                                                          March 31,
                                                                   ------------------------
                                                                      2002         2003
                                                                   -----------  -----------
                                                                   (unaudited)  (unaudited)

Net revenues:
     Product revenues............................................ $    66,295  $    53,921
     Technology licensing........................................       8,287        7,788
                                                                   -----------  -----------
          Total net revenues.....................................      74,582       61,709
Cost of revenues.................................................      50,502       52,501
                                                                   -----------  -----------
Gross profit.....................................................      24,080        9,208
                                                                   -----------  -----------
Operating expenses:
     Research and development....................................      11,872       10,755
     Sales and marketing.........................................       7,504        5,953
     General and administrative..................................       3,317        3,583
                                                                   -----------  -----------
          Total operating expenses...............................      22,693       20,291
                                                                   -----------  -----------
Income (loss) from operations....................................       1,387      (11,083)
Interest and other income........................................         968          456
Interest expense.................................................         (64)         (38)
                                                                   -----------  -----------
Income (loss) before provision for income taxes..................       2,291      (10,665)
Provision for income taxes.......................................         733           --
                                                                   -----------  -----------
Net income (loss)................................................ $     1,558  $   (10,665)
                                                                   ===========  ===========

Net income (loss) per share - basic.............................. $      0.02  $     (0.11)
                                                                   ===========  ===========

Shares used in per share calculation.............................      92,033       94,186
                                                                   ===========  ===========

Net income (loss) per share - diluted............................ $      0.02  $     (0.11)
                                                                   ===========  ===========

Shares used in per share calculation.............................      97,000       94,186
                                                                   ===========  ===========

SILICON STORAGE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                                    December 31,  March 31,
                                                                       2002          2003
                                                                   ------------  ------------
                                                                   (unaudited)   (unaudited)
                             ASSETS

Current assets:
    Cash, cash equivalents and short-term investments............ $    145,003  $    160,403
    Trade accounts receivable, net...............................       35,971        31,265
    Inventories..................................................       83,040        68,614
    Other current assets.........................................       46,825        35,137
                                                                   ------------  ------------
         Total current assets....................................      310,839       295,419
Equipment, furniture and fixtures, net...........................       16,989        15,665
Long-term marketable securities..................................        5,862         7,670
Cash, cash equivalents and investments - restricted..............       36,849        36,971
Other assets.....................................................       70,067        68,471
                                                                   ------------  ------------
         Total assets............................................ $    440,606  $    424,196
                                                                   ============  ============

                           LIABILITIES

Current liabilities:
    Notes payable, current portion............................... $        352  $        362
    Trade accounts payable.......................................       35,097        28,185
    Accrued expenses and other current liabilities...............       18,783        18,304
    Deferred revenue.............................................        2,650         2,447
                                                                   ------------  ------------
         Total current liabilities...............................       56,882        49,298
Other liabilities................................................        1,873         2,009
                                                                   ------------  ------------
         Total liabilities.......................................       58,755        51,307
                                                                   ------------  ------------

                      SHAREHOLDERS' EQUITY

Common stock.....................................................      339,598       341,445
Accumulated other comprehensive income...........................          151             7
Retained earnings................................................       42,102        31,437
                                                                   ------------  ------------
         Total shareholders' equity..............................      381,851       372,889
                                                                   ------------  ------------
         Total liabilities and shareholders' equity.............. $    440,606  $    424,196
                                                                   ============  ============